Exhibit 99.1

AVERION INTERNATIONAL REPORTS 2008 FOURTH QUARTER AND FULL YEAR
FINANCIAL RESULTS

Europe Generates Record Revenues; Cash Flow from Operations Grows to $2.2 Million

2008 Financial and Business Highlights:

•                  Net service revenue of $66.4 million for the twelve months ended December 31, 2008 increased by $31.5 million or 90% compared to net service revenue of $34.9 million for the twelve months ended December 31, 2007.

•                  Net operating income, excluding non-cash charges for depreciation, amortization and impairment of intangible assets, increased to $3.7 million for the twelve months ended December 31, 2008 compared to a net operating loss of $0.4 million for the similar twelve month period of 2007.

•                  Cash flow from operations improved $4.7 million growing from a negative $2.5 million for the year ended December 31, 2007 to a positive $2.2 million for 2008.

•                  Net service revenue for the fourth quarter of 2008 grew to $16 million versus $12.6 million, an increase of $3.4 million as compared to the fourth quarter of 2007.

•                  Net operating income for the fourth quarter of 2008, excluding non-cash charges for depreciation, amortization and impairment of intangible assets, increased to $1.0 million for the quarter compared to a net operating loss of $0.3 million for the fourth quarter of 2007.

•                  The Company recorded a $31.3 million non-cash goodwill and intangible asset impairment during the fourth quarter of 2008. This non-cash charge has had no affect on the Company’s business operations or its liquidity.

•                  Integration of global operating systems and procedures, required by the acquisition of Hesperion, is substantially complete.

Management Outlook for 2009

•                  Averion has signed over $25 million in new business contracts during the first quarter of 2009, a 49% increase in new signed contracts from the first quarter of 2008.

•                  First quarter 2009 net revenues are projected to be in the range of $16 to 16.4 million.

SOUTHBOROUGH, MA., March 30, 2009 - Averion International Corp. (OTC BB: AVRO),  a full service international clinical research organization specializing in oncology, cardiovascular diseases and medical devices, today announced financial results for the three months and twelve months ended December 31, 2008.  These financial results include twelve months of combined operations in 2008 following the October 31, 2007 closing of Averion’s business combination with Hesperion Ltd., a full service clinical research organization based in Basel, Switzerland.

Markus H. Weissbach, MD, PhD, Chief Executive Officer of Averion International commented, “We were very pleased to have recorded $35.9 million of net revenues in Europe during 2008 which represents an all-time record for our European operations. During the twelve months ended December 31, 2008, we began to see the positive impact of our expanded global footprint in the number of new business opportunities we have been asked to bid on. We are also pleased to have generated positive cash flow from operating activities since this is an important measure of our operational success despite the significant costs we incurred to integrate the operations and systems of Hesperion Ltd. and Averion. We expect these positive operational and financial results to continue during 2009 as our management team can fully focus on the geographic and operational leverage provided by the merger with Hesperion”.

Dr. Philip Lavin, Executive Chairman, and a member of the Board of Directors added, “As one of original founders of Averion, I am very pleased with the growth of the Company and the new business opportunities that we have recently signed. We have made great progress in completing the integration of Averion and the former Hesperion Ltd. over the past year. The merger with Hesperion has enhanced the operational depth and capabilities of our organization over a wide array of therapeutic areas.”

Dr. Weissbach further commented: “Averion International’s financial standing and business operations remain consistent and reliable. Our senior debt is held by our largest shareholders. We are pleased to have no traditional bank debt at this time, particularly in this environment.”

2008 Fourth Quarter Financial Results

Net service revenue for the three months ended December 31, 2008 increased $3.4 million to $16 million as compared to $12.6 million for the three months ended December 31, 2007, an increase of 27%. The increase in net service revenue was primarily related to growth in our overseas operations due to the Hesperion acquisition.

Direct expenses for the three months ended December 31, 2008 increased by $2.7 million to $10.1 million from $7.4 million during the same period in the prior year. The increase in direct expenses was primarily related to the additional delivery of services associated with our year-over-year revenue growth. As a percentage of net service revenue, direct expenses increased to 63% during the three months ended December 31, 2008 from 59% during the comparable period in 2007. The increase in direct expenses as a percentage of net service revenue was principally the result of an increase in the number of early stage clinical study activities being conducted which generally result in higher costs and lower margins.

Selling, general and administrative expenses (SG&A) for the three months ended December 31, 2008 were $4.9 million or 31% of net service revenue, as compared to $5.5 million or 44% of net service revenue for the three month period ended December 31, 2007. The decrease in SG&A of $0.6 million was the result of our ability to manage and control the combined costs of the merged entities in 2008, coupled with a one-time increase in professional fees associated with the Hesperion acquisition.

Non-cash impairment charges to goodwill and finite-life intangibles contributed $31.3 million to our Q4, 2008 net loss. Net loss from continuing operations for the three months ended December 31, 2008 increased to $32.0 million, as compared to net loss from continuing operations of $2.7 million for the three months ended December 31, 2007.

2008 Twelve Months Financial Results

Net service revenue for the twelve months ended December 31, 2008 increased $31.5 million to $66.4 million as compared to $34.9 million for the twelve months ended December 31, 2007, an increase of 90%. The increase in net service revenue was primarily related to the inclusion of results from the Hesperion acquisition completed on October 31, 2007 which contributed $35.9 million in net service revenue during 2008.

Direct expenses increased by $18.8 million to $39.5 million for the twelve months ended December 31, 2008 from $20.7 million for the twelve months ended December 31, 2007. The increase in direct expenses was primarily related to the inclusion of results from the Hesperion acquisition completed on October 31, 2007 which contributed $14.8 million in direct expenses during the twelve months ended December 31, 2008. As a percentage of net service revenues, direct expenses were 59% for the twelve months ended December 31, 2008 and for the comparable period in 2007.

Selling, general and administrative expenses (SG&A) for the twelve months ended December 31, 2008 were $23.2 million or 35% of net service revenue, as compared to $13.8 million or 40% of net service revenue for the twelve months ended December 31, 2007. The increase in SG&A of $9.4 million was the result of the increased administrative cost structure associated with the Hesperion acquisition and the expenses associated with the support of a larger public company. The improvement in SG&A expenses as a percentage of net service revenue during the twelve months ended December 31, 2008 as compared to the similar period in 2007 was principally the result of increased net service revenue and our ability to manage these costs especially in the second half of 2008.

Net loss from continuing operations for the twelve months ended December 31, 2008 increased to $37.4 million or $0.06 per share, as compared to a net loss from continuing operations of $3.9 million, or $0.01 per share, for the twelve months ended December 31, 2007. This increase was principally due to non-cash charges of $31.3 million incurred for the impairment of goodwill and certain finite life intangibles.

Cash and Cash Equivalents

At December 31, 2008 we had cash and cash equivalents of $4.5 million as compared to $7.4 million at December 31, 2007.  We used $3.6 million in cash during 2008 for the repayment and servicing of our outstanding debt.

Backlog

Our backlog at December 31, 2008 was approximately $55.7 million.

About Averion International Corp:

Averion International Corp. is a leading international CRO with proven expertise in supporting global clinical trials for pharmaceutical, biotechnology and medical device companies.  The Company has a therapeutic focus in oncology, cardiovascular diseases and medical devices.  Averion’s core competencies are in FDA and product registration support, site selection, project management, medical and site monitoring, data management, biometrics, pharmacovigilance, medical writing, and full clinical trial management services throughout the clinical trials lifecycle.  The Company has supported FDA approvals for products in many therapeutic areas including oncology, cardiovascular diseases and medical devices.

Averion is headquartered in Southborough, Mass., with European operations based in Basel, Switzerland.  Averion has additional U.S. offices in California, Maryland and New York; and additional offices outside the U.S. in France, the Netherlands, the United Kingdom, Poland, Russia, Israel, Germany, Austria, and Ukraine. We have additional operation centers in the Czech Republic, Slovakia and Hungary, and research partnerships in India, Asia and South America. For more information, visit www.averionintl.com.

Forward-Looking Statement

Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Those risks and uncertainties include, but are not limited to: our ability to attract, retain or integrate key personnel, including scientific and technical personnel; the termination, modification or delay of contracts which would, among other things, adversely impact our recognition of revenue included in backlog and our cash-on-hand; risks associated with our pursuit of strategic acquisitions or investment in new markets; our ability to acquire and integrate new businesses; our dependence on certain industries and clients; our ability to adequately protect sensitive patient information and confidential information of clients; our ability to keep pace with rapid technological changes; fluctuation in our operating results; our ability to service our outstanding debt and comply with requirements, including financial covenants, associated with that debt; our ability to recruit suitable volunteers for the clinical trials of our clients; our exposure to exchange rate fluctuations and international economic, political and other risks; our ability to develop and market new services in the U.S., Europe and internationally; the highly competitive nature of our market; our exposure to changes in outsourcing trends in the pharmaceutical and biotechnology industries; the impact of government regulation on our business; whether we can achieve and maintain effective internal controls; and other risks.  Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s annual report on Form 10-KSB for the period ending December 31, 2008 and in the Company’s other periodic reports filed with the Securities and Exchange Commission.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Lawrence R. Hoffman (larry.hoffman@averionintl.com)

Averion International Corp.

(508) 597- 6000

Media Contact:

Gillian Dellacioppa (gillian.dellacioppa@averionintl.com)

Averion International Corp.

(508) 597-6000

(Tables to Follow)

AVERION INTERNATIONAL CORP.
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2008	2007
Assets
Current Assets:
Cash and cash equivalents	$4,492	$7,384
Accounts receivable (net of allowance for doubtful accounts of $341 and $376 for 2008 and 2007, respectively)	11,168	14,293
Unbilled accounts receivable	7,816	2,571
Prepaid and other current assets	2,048	2,413
Total Current Assets	25,524	26,661
Property and equipment, net	6,229	6,509
Goodwill	25,528	48,717
Finite life intangibles (net of accumulated amortization of $3,846 and $1,043 for 2008 and 2007, respectively)	5,976	13,469
Deposits	709	658
Other non current assets	2,429	1,878
Total Assets	$66,395	$97,892

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,964	$2,737
Accrued payroll and employee benefits	2,367	2,358
Current portion of capital lease obligations	8	25
Current portion of accrued lease obligations	610	610
Current portion of notes payable	—	813
Customer advances	17,969	14,837
Unearned revenue	2,685	3,695
Deferred rent	463	510
Deferred transaction obligation	560	3,683
Other accrued liabilities	3,294	4,313
Total Current Liabilities	$31,920	$33,581

Capital lease obligations, less current portion	—	8
Notes payable, less current portion	29,635	24,266
Accrued lease obligations, less current portion	2,696	2,966
Deferred taxes	1,847	1,047
Deferred pension obligation	1,047	1,047
Other long-term liabilities	65	29
Total Liabilities	$67,210	$62,944

Stockholders’ equity:
Common stock, $.001 par value, 950,000,000 and 750,000,000 shares authorized, 634,972,039 and 625,632,455 shares issued and outstanding, respectively	635	626
Convertible Warrants	164	164
Common stock to be issued	837	837
Additional paid-in capital	48,551	47,308
Other comprehensive income (loss)	25	(316)
Retained deficit	(51,027)	(13,671)
Total Stockholders’ equity	(815)	34,948
Total Liabilities and Stockholders’ equity	$66,395	$97,892

AVERION INTERNATIONAL CORP.
Consolidated Statements of Operations
(In thousands, except share and per share amounts)

	(Unaudited)
	For the three months ended December 31,		For the twelve months ended December 31,
	2008	2007	2008	2007
Net service revenue	$16,034	$12,655	$66,373	$34,852
Reimbursement revenue	2,283	3,075	8,604	5,080
Total revenue	18,317	15,730	74,977	39,932

Operating expenses:
Direct expenses	10,131	7,413	39,457	20,714
Reimbursable out-of-pocket expenses	2,283	3,075	8,604	5,080
Sales, general and administrative expenses	4,895	5,545	23,220	13,811
Depreciation and amortization expense	1,070	752	4,128	1,796
Goodwill impairment	26,067	—	26,067	—
Finite-life intangible asset impairment	5,261	—	5,261	—
Restructuring charges	—	4	—	727
Total operating expenses	49,707	16,789	106,737	42,128
Net operating loss	(31,390)	(1,059)	(31,760)	(2,196)

Other income (expense):
Interest income	9	76	36	323
Interest expense	(918)	(361)	(2,447)	(796)
Amortization of debt discount	(1,198)	(652)	(4,456)	(652)
Other	9	(397)	(35)	(273)
Total other income (expense)	(2,098)	(1,334)	(6,902)	(1,398)

Loss from continuing operations before income taxes	(33,488)	(2,393)	(38,662)	(3,594)
Income tax (benefit) expense	(1,518)	298	(1,306)	298
Net loss from continuing operations	$(31,970)	$(2,691)	$(37,356)	$(3,892)
Loss from discontinued operations	—	(156)	—	(1,383)
Net loss	$(31,970)	$(2,847)	$(37,356)	$(5,275)

Net loss per share
Net loss from continuing operations	$(0.05)	$0.00	$(0.06)	$(0.01)
Loss from discontinued operations	—	$0.00	—	$(0.00)
Net loss	$(0.05)	$0.00	$(0.06)	$(0.01)
Weighted average number of common shares outstanding	634,996,948	581,579,772	630,376,285	519,429,316